Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Helios and Matheson Analytics Inc. on Form S-3 to be filed on or about September 15, 2017 of our report dated August 31, 2016, on our audit of the financial statements of Zone Technologies Inc. as of December 31, 2015 and for the period ended December 31, 2015, which report was included in the Current Report on Form 8-K/A, amendment 1, filed September 20, 2016.Our report includes an emphasis of matter paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S3.

/s/ EisnerAmper LLP

Fort Lauderdale, Florida

September 15, 2017